         Exhibit 16.1

                                                Letter from Independent Registered Public Accounting Firm

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred January1, 2013, to be filed by our client, Unilens Vision Inc.  We do not disagree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ Pender Newkirk and Company LLP

Pender Newkirk and Company LLP

Certified Public Accountants

Tampa, Florida

January 9, 2013